Company contact:	John B. Kelso, Director of Investor Relations
(303) 837-1661 or john.kelso@whiting.com

Whiting Petroleum Announces Production Temporarily Shut-In Due to
Hurricane Rita; Updates Production Outlook

DENVER – September 27, 2005 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today announced that Whiting estimates it had approximately 14,000 Mcf per day of operated production and approximately 10,000 Mcf per day of non-operated production shut-in for approximately four days (a total of approximately 100,000 Mcf) due to Hurricane Rita. Therefore, Whiting is revising its third quarter and full-year 2005 production guidance. Whiting now expects third quarter production to range from 17.6 billion cubic feet equivalent (Bcfe) to 17.9 Bcfe, compared to 17.7 Bcfe to 18.0 Bcfe in its prior guidance, and full-year 2005 production to range from 72.9 Bcfe to 73.9 Bcfe, compared to 73.0 Bcfe to 74.0 Bcfe in its prior guidance.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Permian Basin, Rocky Mountain, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company’s stock trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, production expenses, net profit margins, cash flows from operations and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs; our ability to identify and complete acquisitions, including the North Ward Estes and ancillary properties acquisitions, and to successfully integrate acquired businesses and properties, including the properties acquired from Celero Energy, LP; unforeseen underperformance of or liabilities associated with acquired properties, including the properties to acquired from Celero Energy, LP; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.